Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No.1) of our report dated July 24, 2024, except for Notes 1 and 5 which are dated October 3, 2024, with respect to the audited financial statements of Shepherd Ave Capital Acquisition Corporation (the “Company) as of June 30, 2024, and for the period from May 31, 2024 (inception) through June 30, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 3, 2024